                                                                   Exhibit 23(b)


INDEPENDENT AUDITORS' CONSENT

We consent to incorporation by reference in this Registration Statement of CheckFree Holdings Corporation on Form S-4 of our reports dated August 9, 1999 (except for Note 22 as to which the date is May 5, 2000), relating to the consolidated financial statements and financial statement schedule of CheckFree Holdings Corporation, appearing in and incorporated by reference in the Annual Report on Form 10-K/A of CheckFree Holdings Corporation for the year ended June 30, 1999, which is part of the Registration Statement and consent to the reference to us under the heading "Experts" in such Proxy Statement/Prospectus.


/s/ Deloitte & Touche LLP


Atlanta, Georgia
July 10, 2000